Exhibit 99.1
Newfield Reports First Quarter 2007 Financial and Operating Results
Company Issues Full-Year 2007 Production Guidance
     Houston — April 25, 2007 — Newfield Exploration Company (NYSE:NFX) today reported first quarter financial and operating results along with its expected range of production for 2007. Newfield will be hosting its first quarter results conference call at 8:30 a.m. (CDST), April 26. To participate in the call dial 719-457-2625 or listen through the website at http://www.newfield.com.
     For the first quarter of 2007, Newfield reported a net loss of $96 million, or $0.75 per diluted share (all per share amounts are on a diluted basis). The results reflect the impact of the following items:
➢	Commodity derivative expense of $246 million ($160 million after tax), or $1.24 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting.

➢	A $47 million ceiling test writedown (after tax), or $0.36 per share, associated with low natural gas prices in the U.K. at the end of the first quarter. The U.S. equivalent gas price used in this calculation was $3.74 per Mcf.

➢	An increase in Newfield’s litigation reserve associated with a statewide royalty owner class action lawsuit in Oklahoma related to royalty payments dating back to December 1997. This charge significantly increased G&A expense in the first quarter of 2007. G&A expense for the remainder of 2007 is expected to be about $0.50 per Mcfe.
     Without the effects of the above items, net income for the quarter would have been $119 million, or $0.92 per share. Earnings for the quarter include $36 million of hurricane related repair expenses. Revenues in the first quarter of 2007 were $440 million. Net cash provided by operating activities before changes in operating assets and liabilities was $346 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.
     Newfield’s production in the first quarter of 2007 was 64.7 Bcfe.
Operational Highlights
➢	Fastball, located at Viosca Knoll 1003 in the deepwater Gulf of Mexico, was successful and encountered more than 90’ of net hydrocarbon pay. The well was drilled for approximately $20 million (gross). The field will be developed as a tie back to existing infrastructure. First production is expected in late 2008 or early 2009. Newfield operates the development with a 66% working interest.

➢	Success continues under Newfield’s South Texas joint venture. The Sarita B-87 well found 713’ of net gas pay — the thickest pay seen in any well to date. Completion is underway. The Sarita B-83 well was recently tested at 24 MMcfe/d (gross). Both successes set up additional development drilling locations. Newfield has an inventory of 20 ready-to-drill prospects under this venture and is currently operating three drilling rigs.

➢	Woodford Shale production reached 110 MMcfe/d (gross) in the quarter. Newfield has an interest in more than 80 horizontal wells, or 40% of the industry’s 200 horizontal wells drilled in the play. Newfield remains the leading operator with 14 rigs running.

     “We’re off to a good start in 2007 with a success in the deepwater Gulf and continued success in our onshore regions — South Texas, the Mid-Continent and the Rockies,” said David A. Trice, Newfield Chairman, President and CEO. “Throughout 2006 and early 2007, we suffered delays with large development projects in the deepwater Gulf of Mexico and overseas. We are days away from bringing two new developments on-line — Grove in the North Sea and Wrigley in the deepwater Gulf of Mexico. With certainty on the timing of these developments, we are now able to issue an expected range of production for 2007. We have growth in all of our operating regions and our teams will continue to work hard to deliver on our promises.”
     The following table outlines Newfield’s expected range of production by area for 2007.

	2006a (Bcfe)	2007e (Bcfe)		% Increase
Gulf of Mexico	93	95 – 100		2 – 7%
Onshore U.S.	143	158 – 162		10 – 13%
International (excludes Grove and Abu)	6.6	7 – 8		6 – 21%

Total	242.6	260 – 270		7 – 11%

Grove Field, U.K. North Sea	—	1 – 3	*	NM
Abu Field, offshore Malaysia	—	4 – 6		NM

*	Assumes that the Grove Field is voluntarily curtailed to approximately 10 MMcfe/d (gross) for the remainder of 2007 due to low U.K. natural gas prices.
Second Quarter 2007 Estimates
     Natural Gas Production and Pricing The Company’s natural gas production in the second quarter of 2007 is expected to be 53 – 58 Bcf (582 – 643 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 – $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 75 – 85% of the Henry Hub Index. Hedging gains or losses will affect price realizations.
     Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the second quarter of 2007 is expected to be 2.1 – 2.3 million barrels (23,000 – 26,000 BOPD). Newfield expects to produce approximately 2,700 BOPD net from its Malaysian operations and approximately 2,100 BOPD net from its China operations. The timing of liftings in Malaysia and China may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $13 – $15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 – $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Oil Production from China typically sells at $10 – $12 per barrel less than WTI. Hedging gains or losses will affect price realizations.
     Lease Operating Expense and Production Taxes LOE is expected to be $97 – $107 million ($1.40 – $1.55 per Mcfe) in the second quarter of 2007. This includes major expense of $15 million related to hurricane related repairs in the Gulf of Mexico. It is anticipated that hurricane repairs will be substantially completed by the end of the second quarter. Production taxes in the second quarter of 2007 are expected to be $23 – $25 million ($0.33 – $0.37 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

     General and Administrative Expense G&A expense for the second quarter of 2007 is expected to be $33 – $37 million ($0.48 – $0.53 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $13 – $15 million. G&A expense includes incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.
     Interest Expense The non-capitalized portion of the Company’s interest expense for the second quarter of 2007 is expected to be $21 – $23 million ($0.30 – $0.34 per Mcfe). As of April 25, 2007, Newfield had $245 million outstanding under its credit arrangements. The remainder of debt consists of four separate issuances of notes that in the aggregate total $1,175 million in principal amount. Capitalized interest for the second quarter of 2007 is expected to be about $10 – $11 million.
     Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the second quarter of 2007 to be about 35 – 38%. About 85 – 95% of the tax provision is expected to be deferred.
     The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.
     **The statements set forth in this release regarding estimated or anticipated 2007 production volumes, second quarter 2007 results and the expected timing of development projects are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
###

PRODUCTION, PRICES AND COSTS

	Three Months Ended		Percentage
	March 31,		Increase
	2007	2006	(Decrease)
Production (1):
United States:
Natural gas (Bcf)	51.8	44.4	17%
Oil and condensate (MBbls)	1,740	1,473	18%
Total (Bcfe)	62.3	53.2	17%
International:
Natural gas (Bcf)	—	—	—
Oil and condensate (MBbls)	404	115	251%
Total (Bcfe)	2.4	0.7	251%
Total:
Natural gas (Bcf)	51.8	44.4	17%
Oil and condensate (MBbls)	2,144	1,588	35%
Total (Bcfe)	64.7	53.9	20%

Average Realized Prices (2):
United States:
Natural gas (per Mcf)	$8.18	$7.83	4%
Oil and condensate (per Bbl)	46.47	49.36	(6%)
International:
Natural gas (per Mcf)	$—	$—	—
Oil and condensate (per Bbl)	51.86	65.79	(21%)
Total:
Natural gas (per Mcf)	$8.18	$7.83	4%
Oil and condensate (per Bbl)	47.49	50.55	(6%)
Natural gas equivalent (per Mcfe)	8.13	7.93	3%

Operating Costs (per Mcfe):
Lease Operating:
Recurring	$1.05	$0.82	28%
Major expense	0.68	0.15	353%
Production and other taxes	0.27	0.29	(7%)
Depreciation, depletion and amortization	2.78	2.43	14%
General and administrative	0.60	0.55	9%
Ceiling test writedown	0.72	—	100%
Other	—	(0.56)	(100%)

Total operating costs	$6.11	$3.68	66%

(1)	Represents volumes sold regardless of when produced.

(2)	Average realized prices include the effects of hedging contracts, including hedging contracts that are not designated for hedge accounting. If the effects of hedging contracts that are not designated for hedge accounting had not been included, our average realized price for total gas would have been $6.37 and $7.79 per Mcf for the first quarter of 2007 and 2006, respectively, and our total oil and condensate average realized price would have been $50.04 and $52.23 per Bbl, respectively. Without the effects of any hedging contracts, our average realized prices for the first quarter of 2007 and 2006 would have been $6.37 and $7.64 per Mcf, respectively, for gas and $51.18 and $58.76 per Bbl, respectively, for oil.

CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share data)

	For the
	Three Months Ended
	March 31,
	2007	2006

Oil and gas revenues	$440	$431

Operating expenses:
Lease operating	112	52
Production and other taxes	18	16
Depreciation, depletion and amortization	180	131
General and administrative	39	30
Ceiling test writedown	47	—
Other	—	(30)

Total operating expenses	396	199

Income from operations	44	232

Other income (expenses):
Interest expense	(23)	(18)
Capitalized interest	11	12
Commodity derivative income (expense)	(158)	6
Other	1	1

	(169)	1

Income (loss) before income taxes	(125)	233

Income tax provision (benefit)	(29)	84

Net income (loss)	$(96)	$149

Earnings (loss) per share:
Basic	$(0.75)	$1.18

Diluted	$(0.75)	$1.17

Weighted average number of shares outstanding for basic earnings (loss) per share	127	126
Weighted average number of shares outstanding for diluted earnings (loss) per share	127	128

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$26	$80
Other current assets	582	771

Total current assets	608	851

Oil and gas properties, net (full cost method)	5,933	5,655
Other assets	118	129

Total assets	$6,659	$6,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$924	$999
Short-term debt	124	124

	1,048	1,123

Other liabilities	49	28
Derivative liabilities	167	179
Long-term debt	1,175	1,048
Asset retirement obligation	239	232
Deferred taxes	1,003	963

Total long-term liabilities	2,633	2,450

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,209	1,198
Treasury stock	(31)	(30)
Accumulated other comprehensive income	8	6
Retained earnings	1,791	1,887

Total stockholders’ equity	2,978	3,062

Total liabilities and stockholders’ equity	$6,659	$6,635

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(96)	$149
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	180	131
Deferred taxes	(38)	73
Stock-based compensation	4	7
Ceiling test writedown	47	—
Commodity derivative (income) expense	249	(8)

	346	352
Changes in operating assets and liabilities	(11)	(12)

Net cash provided by operating activities	335	340

Cash flows from investing activities:
Additions to oil and gas properties and other	(544)	(339)
Redemption of short-term investments	24	—

Net cash used in investing activities	(520)	(339)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	127	—
Proceeds from issuances of common stock	3	2
Stock-based compensation excess tax benefit	1	1
Purchases of treasury stock	—	(3)

Net cash provided by financing activities	131	—

Effect of exchange rate changes on cash and cash equivalents	—	1

Increase (decrease) in cash and cash equivalents	(54)	2
Cash and cash equivalents, beginning of period	80	39

Cash and cash equivalents, end of period	$26	$41

Explanation and Reconciliation of Non-GAAP Financial Measures
     Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.
     A reconciliation of earnings for the first quarter of 2007 and 2006 stated without the effect of certain items to net income (loss) is shown below:

	1Q07	1Q06
	(in millions)
Net income (loss)	$(96)	$149
Unrealized commodity derivative (income) expense (1)	246	(7)
Litigation reserve	12	—
Income tax adjustment for above items	(90)	3
UK ceiling test writedown	47	—

Earnings stated without the effect of the above items	$119	$145

(1)	The components of Commodity derivative income (expense) as included in Newfield’s Consolidated Statement of Income for the first quarter of 2007 and 2006 are as follows:

	1Q07	1Q06
	(in millions)
Cash flow hedges:
Hedge ineffectiveness	$—	$5
Other derivative contracts:
Unrealized gain (loss) due to changes in fair market value	(246)	2
Realized gain (loss) on settlement	88	(1)

Total commodity derivative income (expense)	$(158)	$6

     Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	1Q07	1Q06
	(in millions)
Net cash provided by operating activities	$335	$340
Net change in operating assets and liabilities	11	12

Net cash provided by operating activities before changes in operating assets and liabilities	$346	$352